Exhibit 99.1

John F. Remondi Elected to U-Store-It Trust’s Board of Trustees

WAYNE, PA — (MARKET WIRE) — 11/10/09 — U-Store-It Trust (NYSE: YSI) announced that John F. (“Jack”) Remondi has been elected to the Company’s Board of Trustees effective November 5, 2009.  He is expected to stand for re-election at the June shareholders meeting, when his current term of office expires.

William M. Diefenderfer III U-Store-It’s Chairman of the Board said, “We are pleased to have someone of Jack’s background and experience join our Board.  As an independent director, Jack will assist the Board and management with his insight and expertise in financial, accounting and operational matters.”

Mr. Remondi is Vice Chairman and Chief Financial Officer of SLM Corporation, a publicly-traded company more commonly known as Sallie Mae.  Prior to rejoining SLM Corporation in 2008, Mr. Remondi served as Portfolio Manager at PAR Capital Management Corp. in Boston, Massachusetts.  From 1999-2005 Mr. Remondi served in several financial positions with SLM Corporation, including its Executive Vice President, Corporate Finance.  In addition to his experience at SLM Corporation, Mr. Remondi served in corporate finance positions with New England Education Loan Marketing Corporation and BayBank Boston.

“Jack brings additional public company and financial expertise to our Board and I am delighted to welcome him to U-Store-It Trust’s Board,” said Dean Jernigan, U-Store-It’s Chief Executive Officer.

Mr. Remondi resides in Needham, Massachusetts. He received his Bachelors degree in Economics from Connecticut College.  Mr. Remondi is Chairman of the Board of Directors of Reading is Fundamental and also serves as Board Member of Xaverian Brothers High School in Westwood, Massachusetts.  Mr. Remondi replaces C.E. Andrews, who resigned from the U-Store-It Board of Trustees on November 5, 2009.

About U-Store-It Trust

U-Store-It Trust is a self-administered and self-managed real estate investment trust. The Company provides self-storage solutions across the country.  The Company owns and manages 367 facilities — 345 wholly owned, 22 Joint Venture, and eight 3rd party managed facilities, and operates the U-Store-It Network, which consists of approximately 547 additional self storage facilities.  The Company’s self-storage facilities, storage space and storage solutions are designed to offer affordable, easily accessible, secure, and in most locations, climate-controlled storage space for residential and commercial customers, as well as boat storage and mini storage. According to the 2009 Self Storage Almanac, U-Store-It Trust is one of the top four owners and operators of self-storage facilities in the U.S.

Contact:

U-Store-It Trust
Timothy M. Martin
Chief Financial Officer
(610) 293-5700